Exhibit 2

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.13R

Further to the announcement released on 28 February 2019, British American Tobacco p.l.c. (the “Company”) confirms that there are no matters to be disclosed under the requirements of Listing Rule 9.6.13R in relation to the appointment of Mr Tadeu Marroco, who will be appointed to the Board of the Company with effect from 5 August 2019.

Sophie Kerr
Assistant Secretary

1 March 2019

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